Exhibit 10.B

ECOLAB MIRROR PENSION PLAN

(As Amended and Restated Effective as of January 1, 2003)

WHEREAS, Ecolab Inc. (the “Company”) has established the Ecolab Pension Plan (the “Pension Plan”), a qualified defined benefit pension plan; and

WHEREAS, Sections 401(a)(17) and 415 of the Code place certain limitations on the amount of benefits that would otherwise be made available under the Pension Plan for certain participants; and

WHEREAS, the Company previously established the Ecolab Mirror Pension Plan (the “Plan”) to provide the benefits which would otherwise have been payable to such participants under the Pension Plan except for such limitations, in consideration of services performed and to be performed by such participants for the Company and certain related corporations.

NOW, THEREFORE, pursuant to Section 1.3 of the Plan and Section 5.1 of the Ecolab Inc. Administrative Document for Non-Qualified Benefit Plans, the Company hereby amends and restates the Plan in its entirety to read as follows:

ARTICLE I

PREFACE

SECTION 1.1.                                                  Effective Date.  The effective date of this Plan restatement is January 1, 2003, provided that the effective date of Exhibit A shall be the date this restatement is executed.

SECTION 1.2.                                                  Purpose of the Plan.  The purpose of this Plan is to provide additional retirement benefits for certain management and highly compensated employees of the Company who perform management and professional functions for the Company and certain related entities.

SECTION 1.3.                                                  Administrative Document.  This Plan includes the Ecolab Inc.  Administrative Document for Non-Qualified Benefit Plans (the “Administrative Document”), which is incorporated herein by reference.

ARTICLE II

DEFINITIONS

Words and phrases used herein with initial capital letters which are defined in the Administrative Document or the Pension Plan are used herein as so defined, unless otherwise specifically defined herein or the context clearly indicates otherwise. The following words and phrases when used in this Plan with initial capital letters shall have the following respective meanings, unless the context clearly indicates otherwise:

SECTION 2.1.                                                  “Actual Pension Plan Benefit” shall mean the amount of the monthly benefit which would be or is payable to the Executive under the Pension Plan calculated on a single life annuity basis commencing at age 65.

SECTION 2.2.                                                  “Actuarial Factors” shall mean the actuarial assumptions set forth in Exhibit A which is attached to and forms a part of this Plan.

SECTION 2.3.                                                  “Code Limitations” shall mean the limitations imposed by Sections 401(a)(17) and 415 of the Code, or any successor(s) thereto, on the amount of the benefits which may be payable to or with respect to an Executive from the Pension Plan.

SECTION 2.4.                                                  “Death Beneficiary” shall mean the Beneficiary, from time to time, who is entitled to receive part or all of a pension or other benefit payable with respect to the Participant under the Pension Plan. If the Executive is married on the date of his death and has been married to such spouse throughout the one-year period ending on the date of his death, his designation of a Death Beneficiary other than, or in addition to, his spouse under the Plan shall not be effective unless such spouse has consented in writing to such designation.

SECTION 2.5.                                                  “Executive” shall mean an Employee of an Employer (1) whose Annual Compensation from the Employers exceeds the dollar limitation described in Section 401(a)(17) of the Code for a Plan Year, (2) who is a Participant in the Pension Plan, and (3) who is selected by the Administrator to participate in the Plan.

SECTION 2.6.                                                  “Mirror Savings Plan” shall mean the Ecolab Mirror Savings Plan, as such plan may be amended from time to time.

SECTION 2.7.                                                  “Mirror Pension Benefit” shall mean the retirement benefit determined under Article III.

SECTION 2.8.                                                  “Mirror Pre-Retirement Pension Benefit” shall mean the pre-retirement benefit determined under Article IV.

SECTION 2.9.                                                  “Plan” shall mean this Ecolab Mirror Pension Plan, as it may be amended from time to time.

ARTICLE III

MIRROR PENSION BENEFITS

SECTION 3.1.                                                  Amount of Mirror Pension Benefits.

(1)                                  In General.  Each Executive whose benefits under the Pension Plan payable on or after the Effective Date are reduced due to (1) the Code Limitations, or (2) the Executive’s deferrals of compensation under the Mirror Savings Plan, shall be entitled to a Mirror Pension Benefit, which shall be determined as hereinafter provided.

(2)                                  Standard Mirror Pension Benefits.  The Standard Mirror Pension Benefit shall be a monthly retirement benefit calculated using the final average pay benefit formula specified in Article 4 of the Pension Plan equal to the difference between (a) and (b), where:

(a)  =            the amount of the monthly benefit payable to the Executive under the Pension Plan calculated on a single life annuity basis commencing at age 65, determined under the Pension Plan as in effect on the date of the Executive’s termination of employment with the Controlled Group but calculated as if (i) the Pension Plan did not contain the Code Limitations, and (ii) the definition of Annual Compensation under the Pension Plan included the Executive’s deferrals under the Mirror Savings Plan or its predecessor plan; and

(b)  =                            the amount of the Actual Pension Plan Benefit.

(3)                                  Cash Balance Mirror Pension Benefits.  The Administrator shall establish an “Excess Retirement Account” for each Executive who is accruing benefits under the cash balance formula described in Article 6 of the Pension Plan.  As of the end of each calendar year (or at such other time as a Contribution Credit is made to the Executive’s Retirement Account under the Pension Plan), the Administrator shall credit each Executive’s Excess Retirement Account under this Plan with an amount equal to the difference between (a) and (b) where:

(a)  =                            the amount that would have been credited to the Executive’s Retirement Account under the Pension Plan if (i) the Pension Plan did not contain the Code Limitations, and (ii) the definition of Annual Compensation under the Pension Plan included the Executive’s deferrals under the Mirror Savings Plan; and

(b)  =                            the amount which is actually credited to the Executive’s Retirement Account under the Pension Plan.

The Administrator shall also credit each Executive’s Excess Retirement Account with Interest Credits in accordance with the rules specified in the Pension Plan.

SECTION 3.2.                                                  Time of Payment.  An Executive’s Mirror Pension Benefit shall be paid or commence to be paid at the same time and under the same conditions as the benefits payable to the Executive under the Pension Plan. Notwithstanding the foregoing, if payment at such time is prevented due to reasons outside of the Administrator’s control, the Mirror Pension Benefits shall commence as soon as practicable after the benefits commence under the Pension Plan, and the first payment hereunder shall include any Mirror Pension Benefits not made as a result of the delay in payment.

SECTION 3.3.                                                  Form of Payment for Cash Balance Mirror Pension Benefits.  Notwithstanding any provision of the Plan to the contrary, a Cash Balance Mirror Pension Benefit calculated in accordance with Section 3.1(3) shall automatically be paid to the

Participant in the form of a single lump sum payment in an amount equal to the balance in the Participant’s Excess Retirement Account on the date the payment is processed.

SECTION 3.4.                                                  Form of Payment for Standard Mirror Pension Benefits.

(1)                                  In General.  The provisions of this Section 3.4 shall only apply to the payment of a Standard Mirror Pension Benefit calculated in accordance with Section 3.1(2).  The Standard Mirror Pension Benefit shall be payable in the same form and for the same duration as the benefits payable to the Executive under the Pension Plan; provided, however, that if the form of payment of the Standard Mirror Pension Benefit selected by the Participant is not a single life annuity commencing at age 65, the amount of such Benefit shall be adjusted to an amount which results in a Benefit payable which is the Actuarial Equivalent of a single life annuity commencing at age 65. An election by an Executive of a form of benefit under the Pension Plan shall be deemed to be an election by such Executive of the form of his Standard Mirror Pension Benefit.  In the absence of an election by the Executive of the form of his Standard Mirror Pension Benefit under the Pension Plan, the form of Standard Mirror Pension Benefit for an unmarried Executive shall be a single life annuity commencing at age 65, and for a married Executive shall be a joint and 50% survivor benefit which is the Actuarial Equivalent of such single life annuity.

(2)                                  Lump Sum Election.

(a)                                                        Notwithstanding the foregoing, an Executive may elect to receive the Standard Mirror Pension Benefit or to have his Death Beneficiary receive a Standard Mirror Pre-Retirement Pension Benefit in the form of a single lump sum payment by filing a notice in writing on a form provided by the Administrator, signed by the Executive and filed with the Administrator prior to the Executive’s termination of employment with the Controlled Group because of involuntary termination, death or Disability, or at least one (1) year prior to the Executive’s voluntary retirement or termination of employment. Any such election may be changed at any time and from time to time without the consent of any existing Death Beneficiary or any other person other than, if applicable, his or her spouse, by filing a later signed written election with the Administrator; provided that any election made less than one (1) year prior to the Executive’s voluntary retirement or termination of employment shall not be valid. An Executive’s election of a lump sum payment under this Subsection shall be controlling with respect to any payment of Standard Mirror Pre-Retirement Pension Benefits to his Death Beneficiary. Notwithstanding the foregoing, an Executive shall be permitted to make an election to receive his Standard Mirror Pension Benefit in the form of a lump sum payment within the one (1) year period prior to his voluntary termination if (and only if) the amount of the Standard Mirror Pension Benefit payable to the Executive is reduced by ten percent (10%).

(b)                                                       The lump sum payment described in paragraph (a) of this Subsection shall be calculated (i) by converting the Executive’s Standard Mirror

Pension Benefit (calculated in accordance with the provisions of Section 3.1(2)) at the time of the commencement of such Benefit into a lump sum amount of equivalent actuarial value when computed using the Actuarial Factors for this purpose, and then applying the ten percent (10%) reduction, if applicable, or (ii) by converting the Death Beneficiary’s Standard Mirror Pre-Retirement Pension Benefit (calculated in accordance with the provisions of Section 4.2(2)) at the time of the commencement of such Benefit into a lump sum amount of equivalent actuarial value when computed using the Actuarial Factors for this purpose, and then applying the ten percent (10%) reduction, if applicable.

(c)                                                        Notwithstanding any provision of this Plan to the contrary, in the event the equivalent actuarial value of the Executive’s Standard Mirror Pension Benefit, when computed using the Actuarial Factors specified in Exhibit A for this purpose, does not exceed $25,000, such Benefit shall be paid in the form of a single lump sum payment.

ARTICLE IV

MIRROR PRE-RETIREMENT PENSION BENEFIT

SECTION 4.1.                                                  Eligibility.  The Death Beneficiary of an Executive who dies after attaining eligibility for a pre-retirement death benefit under the Pension Plan, but prior to commencing to receive Mirror Pension Benefits hereunder shall be entitled to receive the Mirror Pre-Retirement Pension Benefits described in Section 4.2 in lieu of any other benefits described in the Plan.

SECTION 4.2.                                                  Amount, Form and Timing of Mirror Pre-Retirement Benefits.

(1)                                  Cash Balance Mirror Pre-Retirement Death Benefits.  A Death Beneficiary who is eligible for a Cash Balance Mirror Pre-Retirement Pension Benefit shall receive a Cash Balance Mirror Pre-Retirement Pension Benefit, payable at the same time as the pre-retirement death benefits and (if applicable) the optional death benefits described in the Pension Plan, as determined by the Administrator.  The Cash Balance Mirror Pre-Retirement Pension Benefit shall automatically be paid in the form of a lump sum payment in an amount equal to the balance in the Participant’s Excess Retirement Account on the date the payment is processed.

(2)                                  Standard Mirror Pre-Retirement Death Benefits.  A Death Beneficiary who is eligible for a Standard Mirror Pre-Retirement Benefit shall receive a Standard Mirror Pre-Retirement Benefit based on the Executive’s Standard Mirror Pension Benefit hereunder. The Standard Mirror Pre-Retirement Benefit shall be calculated in accordance with, and payable at the same time and (except as provided in Section 3.4(2)) in the same manner as, the pre-retirement death benefits and (if applicable) the optional death benefits described in the Pension Plan, as determined by the Administrator.

ARTICLE V

VESTING

SECTION 5.1.                                                  Vesting.

(1)                                  In General. Except as provided in Subsection (2) and (3) of this Section, an Executive or Death Beneficiary shall become vested in the Mirror Pension Plan Benefits in accordance with the vesting provisions of the Pension Plan.

(2)                                  Forfeiture Provision.

(a)  Notwithstanding the provisions of Subsection (1) hereof, but subject to the requirements of clause (b) of this Subsection, the Employers shall be relieved of any obligation to pay or provide any future Mirror Pension Benefits and Mirror Pre-Retirement Pension Benefits under this Plan and shall be entitled to recover amounts already distributed if, without the written consent of the Company, the Executive, whether before or after termination with the Controlled Group (i) participates in dishonesty , fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or a Controlled Group member, (ii) commits any unlawful or criminal activity of a serious nature, (iii) commits any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the Executive’s overall duties or (iv) materially breaches any confidentiality or non-compete agreement entered into with the Company or a Controlled Group member.  The Employers shall have the burden of proving that one of the foregoing events have occurred.

(b)  Notwithstanding the foregoing, an Executive shall not forfeit any portion of his Mirror Pension Benefits or Mirror Pre-Retirement Pension Benefits under clause (a) of this Subsection unless (i) the Executive receives reasonable notice in writing setting forth the grounds for the forfeiture, (ii) if requested by the Executive, the Executive (and/or the Executive’s counsel or other representative) is granted a hearing before the full Board of Directors of the Company (the “Board”) and (iii) a majority of the members of the full Board determine that the Executive violated one or more of the provisions of clause (a) of this Subsection.

(3)                                  Acceleration of Vesting.   Notwithstanding the provisions of Subsection (1) hereof, the Mirror Pension Benefits of the Executives (a) who are employed by the Controlled Group on the date of a Change in Control or (b) whose employment with the Company was terminated prior to a Change in Control but the Executive reasonably demonstrates that the termination occurred at the request of a third party who has taken steps reasonably calculated to effect the Change in Control, shall become immediately 100% vested upon the occurrence of such Change in Control.

ARTICLE VI

AMENDMENT AND TERMINATION

SECTION 6.1.                                                  Effect of Amendment and Termination.  No amendment or termination of the Plan shall, without the consent of the Executive (or, in the case of his death, his Death Beneficiary), adversely affect the vested Mirror Pension Benefit or vested Mirror Pre-Retirement Pension Benefit under the Plan of any Executive or Death Beneficiary as such Benefit exists on the date of such amendment or termination.

SECTION 6.2.                                                  Limitation on Payments and Benefits.  Notwithstanding any provision of this Plan to the contrary, if any amount or benefit to be paid or provided under this Plan or any other plan or agreement between the Executive and a Controlled Group member would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Plan shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided to the Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes).  If requested by the Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Plan or otherwise is required pursuant to the preceding sentence shall be made by the Company’s independent accountants, at the expense of the Company, and the determination of the Company’s independent accountants shall be final and binding on all persons.   The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 6.2 shall not of itself limit or otherwise affect any other rights of the Executive pursuant to this Plan.  In the event that any payment or benefit intended to be provided under this Plan or otherwise is required to be reduced pursuant to this Section, the Executive (in his sole discretion) shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section.  The Company shall provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation.  In the event that the Executive fails to make such designation within ten (10) business days of receiving such information, the Company may effect such reduction in any manner it deems appropriate.

SECTION 6.3.                                                  Establishment of Trust Fund.

(1)                                  In General.  The Plan is intended to be an unfunded, non-qualified retirement plan.  However, the Company may enter into a trust agreement with a trustee to establish a trust fund (the “Trust Fund”) and to transfer assets thereto (or cause assets to be transferred thereto), subject to the claims of the creditors of the Employers, pursuant to which some or all of the Mirror Pension Benefits and Mirror Pre-Retirement Pension

Benefits shall be paid.  Payments from the Trust Fund shall discharge the Employers’ obligation to make payments under the Plan to the extent that Trust Fund assets are used to satisfy such obligations.

(2)  Upon a Change in Control.

(a)  Within thirty (30) business days of the occurrence of a Change in Control, to the extent it has not already done so, the Company shall be required to establish an irrevocable Trust Fund for the purpose of paying Mirror Pension Benefits and Mirror Pre-Retirement Pension Benefits.  Except as described in the following sentence, all contributions to the Trust Fund shall be irrevocable and the Company shall not have the right to direct the trustee to return to the Employers, or divert to others, any of the assets of the Trust Fund until after satisfaction of all liabilities to all of the Executives and their Death Beneficiaries under the Plan.  Any assets deposited in the Trust Fund shall be subject to the claims of the creditors of the Employers and any excess assets remaining in the Trust Fund after satisfaction of all liabilities shall revert to the Company.

(b)                                 In addition to the requirements described in Subsection (a) above, the Trust Fund which becomes effective on the Change in Control shall be subject to the following additional requirements:

(i)                                     the Trustee of the Trust Fund shall be a third party corporate or institutional trustee;

(ii)                                  the Trust Fund shall satisfy the requirements of a grantor trust under the Code; and

(iii)                               the Trust Fund shall automatically terminate (A) in the event that it is determined by a final decision of the United States Department of Labor (or, if an appeal is taken therefrom, by a court of competent jurisdiction) that by reason of the creation of, and a transfer of assets to, the Trust, the Trust is considered “funded” for purposes of Title I of ERISA or (B) in the event that it is determined by a final decision of the Internal Revenue Service (or, if an appeal is taken therefrom, by a court of competent jurisdiction) that (I) a transfer of assets to the Trust is considered a transfer of property for purposes of Code Section 83 or any successor provision thereto, or (II) pursuant to Code Section 451 or any successor provision thereto, amounts are includable as compensation in the gross income of a Trust Fund beneficiary in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be distributed or made available to such beneficiary by the trustee.  Upon such a termination of the Trust, all of the assets in the Trust Fund attributable to the accrued Mirror Pension Benefits and Mirror Pre-Retirement Pension Benefits shall be immediately distributed to the Executives and the remaining assets, if any, shall revert back to the Company.

(c)                                  Within five (5) days following establishment of the Trust Fund, the Company shall transfer (or cause the Employers to transfer) to the trustee of such Trust Fund an amount equal to the equivalent actuarial present value of the Mirror Pension

Benefits and Mirror Pre-Retirement Pension Benefits which have been accrued as of the date of the Change in Control on behalf of all of the Executives under the Plan (using the Actuarial Factors specified in Exhibit A for this purpose).

(d)  In January of each year following a funding of the Trust Fund pursuant to clause (b) above, the Company shall cause to be deposited in the Trust Fund such additional amount (if any) by which the aggregate equivalent actuarial present value (determined using the Actuarial Factors specified in Exhibit A) of the sum of the Mirror Pension Benefits and Mirror Pre-Retirement Pension Benefits for all Executives under the Plan as of December 31 of the preceding year exceeds the fair market value of the assets of the Trust Fund as of such date.

(e)  Notwithstanding the foregoing, an Employer shall not be required to make any contributions to the Trust Fund if the Employer is insolvent at the time such contribution is required.

(f)  The Administrator shall notify the trustee of the amount of Mirror Pension Benefits and Mirror Pre-Retirement Pension Benefits to be paid to or on behalf of the Executive from the Trust Fund and shall assist the trustee in making distribution thereof in accordance with the terms of the Plan.

(g)  Notwithstanding any provision of the Plan or the Administrative Document to the contrary, the provision of this Section 6.3(2) hereof (i) may not be amended following a Change in Control and (ii) prior to a Change in Control may only be amended (A) with the written consent of each of the Executives or (B) if the effective date of such Amendment is at least two years following the date the Executives were given written notice of the adoption of such amendment.

IN WITNESS WHEREOF, Ecolab Inc. has executed this Mirror Pension Plan and has caused its corporate seal to be affixed this 1 day of May, 2003.

ECOLAB INC.

By:	/s/ Steven L. Fritze
Steven L. Fritze
Senior Vice President and Chief Financial Officer

(Seal)

Attest:

/s/ Lawrence T. Bell
Lawrence T. Bell
Senior Vice President - Law
General Counsel and Secretary

EXHIBIT A

ACTUARIAL ASSUMPTIONS
FOR STANDARD MIRROR PENSION BENEFITS
AND STANDARD MIRROR PRE-RETIREMENT PENSION BENEFITS

1.	Interest Rate:

A. For Lump Sum

The interest rate will be 125% of the 10-year Treasury rate for the month of October preceding the Plan Year (i.e., January 1) (1) in which the retirement or other termination of employment is effective if the Mirror Pension Benefit is to commence immediately following such retirement or termination of employment or (2) in which the distribution becomes payable if the payment is to be deferred.

	B. General Actuarial Equivalence	7.5% except as provided in item 4 below.

2.	Mortality:

	A. For Lump Sum	Revenue Ruling 2001-62 prescribed table. (The basis is the 1994 unisex pension tables)

	B. General Actuarial Equivalence	1971 Group Annuity Table

3.	Annuity Values Weighted:

	A. For Lump Sum	N/A

	B. General Actuarial Equivalence	75% male, 25% female

4.	Early Commencement

The Mirror Pension Benefit shall be reduced by one two hundred eightieth (1/280th) for each month that the date of the commencement of payment precedes the date on which the Executive will attain age sixty-two (62).  If the Executive’s Ecolab Pension Plan benefit is affected by Section 415 of the Code, the Administrator shall make such further adjustments to the Mirror Pension Benefit as the Administrator, in his or her sole discretion, deems appropriate to ensure that the total early retirement benefit from the Ecolab Pension Plan and the Ecolab Mirror Pension Plan equals the early retirement benefit the Executive would have been entitled to under the Ecolab Pension Plan without regard to the Code Limitations and non-qualified deferrals.

If payment is in the form of a single lump sum, the lump sum amount shall be based on the lump sum interest rate defined in item 1 above, the mortality assumptions specified in items 2 and 3 above, and the “early retirement benefit” immediate annuity amount as determined under this item 4.